EXHIBIT 10.2

                          OTHER ARRANGEMENTS


LIFE INSURANCE POLICY

     In the third quarter of 2001, the Company's Board of Directors (the "Board") directed the transfer to the Company's Chairman and Chief Executive Officer (the "CCEO") of a life insurance policy on his life with a cash value of approximately $251,000. This policy and life insurance policies for another executive had been issued prior to the Company's going public in 1989. In connection with its determination that the policy should be transferred to the CCEO, the Board considered historical information and other relevant matters relating to the policy, including the fact that several life insurance policies on the other executives life had previously been transferred to that executive. It is anticipated that the cash value of the life insurance policy will be considered compensation to the CCEO for tax purposes.


EXPENSE REIMBURSEMENT

     In the third quarter of 2001, the CCEO submitted statements to the Company for reimbursement of certain expenditures made by the CCEO on behalf of the Company in the current year and prior years for which the CCEO had not previously been reimbursed. In August 2001, the Company reimbursed the CCEO approximately $204,000 in connection with such statements. It is anticipated that a substantial portion of such amount will be considered compensation to the CCEO for tax purposes.